Exhibit 23.2

KPMG LLP Suite 500 501 Riverside Avenue Jacksonville, FL 32202

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Partners,

Regency Centers Corporation, and

Regency Centers, L.P.:

We consent to the use of our reports dated February 14, 2020, with respect to (i) the consolidated balance sheets of Regency Centers Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, (ii) our report dated February 14, 2020, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, (iii) the financial statement schedule III – Consolidated Real Estate and Accumulated Depreciation of Regency Centers Corporation and Regency Centers, L.P., and (iv) our reports on the effectiveness of internal control over financial reporting as of December 31, 2019 of Regency Centers Corporation and Regency Centers, L.P., incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change to the accounting for leases.

Jacksonville, Florida

March 13, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.